Page 1 PA153 (MAV PLUS 5/02) ALLSTATE LIFE INSURANCE COMPANY (herein called "we" or "us")

Enhanced Beneficiary Protection Rider B
(Maximum Anniversary Value)
This rider was issued because you selected the Enhanced Beneficiary Protection Rider B. This rider modifies the benefit provided by your Contract, to the extent described below, and the charge for this rider is in addition to charges defined in your Contract.
As used in this rider, "Contract" means the Contract or Certificate to which this rider is attached.
For purposes of this rider, "Rider Date" is the date this rider was made a part of your Contract: xx/xx/xxxx
The annualized Mortality and Expense Risk Charge for this rider is .30%
The following changes are made to your Contract.
1. Enhanced Beneficiary Protection Benefit
The Death Benefit provision of your Contract is hereby modified as follows:
Prior to the Payout Start Date, the Death Benefit is equal to the greater of the Death Benefit, defined in the Death Benefit provision of your Contract, or the value of the Enhanced Beneficiary Protection Benefit.
The Enhanced Beneficiary Protection Benefit is determined as follows:
o On the Rider Date, the Enhanced Beneficiary Protection Benefit is equal to the Contract Value.
o After the Rider Date, the Enhanced Beneficiary Protection Benefit is recalculated each time a purchase payment or withdrawal is made, and is also recalculated on each Contract anniversary as follows:

1. for purchase payments, the Enhanced Beneficiary
Protection Benefit is equal to the most recently
calculated Enhanced Beneficiary Protection Benefit
plus the purchase payment and its associated Credit
Enhancement.

2. for withdrawals, the Enhanced Beneficiary Protection

Benefit is equal to the most recently calculated Enhanced Beneficiary Protection Benefit reduced by a withdrawal adjustment, as defined below.
3. on each Contract anniversary, the Enhanced Beneficiary Protection Benefit is equal to the greater of the Contract Value or the most recently calculated Enhanced Beneficiary Protection Benefit.
If no purchase payments or withdrawals are made after the Rider Date, the Enhanced Beneficiary Protection Benefit will be the highest of all the Contract Values on the following dates: the Rider Date and each Contract anniversary after the Rider Date but before the date we determine the Death Proceeds.

PA153 (MAV PLUS 2/02)
The Enhanced Beneficiary Protection Benefit will be recalculated as described above until the earlier of:
1. the date we determine the Death Proceeds; or
2. the first Contract anniversary following the 80th birthday of either the oldest Owner or oldest Annuitant, whichever is earlier. After the first Contract anniversary following the 80th birthday of either the oldest Owner or the oldest Annuitant, whichever is earlier, the Enhanced Beneficiary Protection Benefit will be recalculated only for purchase payments and withdrawals.
Withdrawal Adjustment
A withdrawal adjustment is equal to (a) divided by (b) with the result multiplied by (c), where:
(a) is the withdrawal amount.
(b) is the Contract Value immediately prior to the withdrawal.
(c) is the most recently calculated Enhanced Beneficiary Protection Benefit.
2. Mortality and Expense Risk Charge
The annualized Mortality and Expense Risk Charge, for this rider, is shown on page 1 of this rider. After the Rider Date, the Mortality and Expense Risk Charge for this rider will not change.
3. Death of Owner or Annuitant
Upon the death of the Owner or the Annuitant, one of the following three provisions will apply, depending upon which Option is elected under the Death of Owner or the Death of Annuitant provisions of the Contract:
1. If the Contract is continued under Option D of the Death of Owner provision of the Contract, then:
a. If the oldest new Owner and the oldest Annuitant are age 80 or younger on the date we determine the Death Proceeds, then this rider will continue. The Enhanced Beneficiary Protection Benefit will continue to be recalculated for purchase payments, withdrawals, and on each Contract anniversary after the date we determine the Death Proceeds until the earlier of:
o The first Contract anniversary following the 80th birthday of either the oldest new Owner or the oldest Annuitant, whichever is earlier. (After the 80th birthday of either the oldest new Owner or the oldest Annuitant, whichever is earlier, the Enhanced Beneficiary Protection Benefit will be recalculated only for purchase payments and withdrawals); or
o The date we next determine the Death Proceeds.
b. If either the oldest new Owner or the oldest Annuitant is older than age 80 on the date we determine the Death Proceeds, then this rider will terminate and the corresponding Mortality and Expense Risk charge for this rider will cease as of that date.
2. If the Contract is continued under Option D of the Death of Annuitant provision of the Contract, then:
This rider will continue and the Enhanced Beneficiary Protection Benefit will continue to be calculated according to
Section I above.
3. If the Contract is not continued under either 1. or 2. above, then:
The Death Proceeds will be determined under the terms and conditions stated in the Contract and Section I above. We will determine the value of the Enhanced Beneficiary Protection Benefit on the date we determine the Death Proceeds. This rider will terminate and the corresponding Mortality and Expense Risk Charge for this rider will cease as of that date.
Except as provided above, all other terms and conditions of the Death of Owner and the Death of Annuitant provisions of the Contract continue to apply.
IV. Termination of this Rider
This Enhanced Beneficiary Protection Rider B will terminate and the corresponding Mortality and Expense Risk Charge for this rider will cease on the earliest to occur of:
o On the date this rider is terminated under Section III.1.b. and
Section III.3., above; or
o On the date the Owner (if the current Owner is a living person) is changed for any reason other than death unless the new Owner is a trust and the Annuitant is the current Owner; or
o On the date the Owner (if the current Owner is a non-living person) is changed for any reason unless the new Owner is a non-living person or is the current Annuitant; or
o On the date the Contract is terminated; or
o On the Payout Start Date.
Otherwise, this rider may not be terminated.
V. Investment Limitations for this Rider
We reserve the right to impose limitations on the Investment Alternatives in which you may invest. These limitations may include, but are not limited to, maximum investment limits on certain Variable Sub-accounts or on certain Fixed Account Options, exclusion of certain Variable Sub-accounts or of certain Fixed Account Options, required minimum allocations to certain Variable Sub-Accounts, and/or the required use of automatic portfolio rebalancing. A current explanation and list of investment limitations is set forth in the prospectus that pertains to your Contract.
Except as amended by this rider, the Contract remains unchanged.

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Secretary Chairman and Chief Executive Officer